SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                               ------------------

                                 Amendment No. 1

                                       to

                                   FORM 8-K/A

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)   November 28, 2000


                      NATIONAL HEALTH & SAFETY CORPORATION
               (Exact Name of Registrant as Specified in Charter)

         UTAH                       0-24778                87-0505222
(State or Other Jurisdiction       (Commission              (IRS Employer
   Of Incorporation)              File Number)             Identification No.)


    120 GIBRALTAR ROAD, SUITE 107, HORSHAM, PENNSYLVANIA 19044
    (Address of Principal Executive Offices)       (Zip Code)


Registrant's telephone number, including area code:    (215) 682-7114

                                    FORM 8-K

Item 3.  Bankruptcy or Receivership.

     On July 1, 1999, National Health & Safety Corporation (the "Company") voluntarily filed for reorganization under Chapter 11 of the United States Bankruptcy Code in the Untied States Bankruptcy Court of the Eastern District of Pennsylvania (file no. 99-18339). The Company filed a Disclosure Statement and a Joint Plan of Reorganization (the "Plan") and, on August 21, 2000, the Company filed the fourth amendment to the Plan for consideration by its creditors and shareholders and for ultimate approval by the Bankruptcy Court. At a hearing held November 6, 2000, the Court preliminarily approved the Plan.

     On November 27, 2000, the Bankruptcy Court confirmed the Company's Plan authorizing the Company to proceed with the implementation of the Plan and an appropriate Order was entered on November 28, 2000. Under the Plan, MedSmart Healthcare Network, Inc. (including POWERx) will become a wholly owned subsidiary of the Company. MedSmart has developed POWERx into a turnkey Internet eCommerce business to business (B2B) and business to consumer (B2C) service provider. In addition, KJE I, Ltd. (co-proponent of the Plan) will contribute approximately $600,000 to cover reorganization expenses and provide working capital to the reorganized Company.

     During the past year, MedSmart has focused on developing significant marketing programs with a host of major industry and Internet based companies. With confirmation and implementation of the Plan, the Company will be able to finalize agreements with these companies and accelerate POWERx sales. The initial intent was that the Board of Directors would be comprised of James R. Kennard, Eugene Rothchild and Jimmy E. Nix. However, Mr. Nix died unexpectedly on December 4, 2000 and no replacement has been named as of this date. The number of directors will be increased to either five or seven directors at the Company's next shareholders' meeting. The officers of the reorganized Company will initially be James R. Kennard as President and CEO, and Roger Folts as Secretary and CFO.

Plan of Reorganization

     The Company was originally incorporated in the late 1980s, however, since 1993 the Company has been primarily in the business of developing and marketing the POWERx Network, a system which provides medical patients access to medical services at a discount basis and also provides a method for connecting medical providers willing to provide medical services on a discount basis with such patients.

     As of the Chapter 11 Petition Date, the Company had successfully developed an extensive network of over 500,000 medical providers consisting of physicians, hospitals, nursing homes, dentists, clinics and other medical providers necessary to deliver the POWERx product to consumers. Unfortunately, the Company was not successful in marketing the POWERx product to consumers because, among other reasons, the Company never found an adequate source of financing. In addition, the Company lacked the technology and management depth needed. The Company's continuing support of the POWERx Network resulted in an average cash drain to the Company of approximately $100,000 per month during the months preceding the Petition Date. As of the Petition Date, the Company was without further sources of cash to support the POWERx product and had few options available to it. But for the filing of the Chapter 11 case, the Company would have been liquidated piecemeal by the actions of collecting creditors.

     Immediately prior to the commencement of the Chapter 11 Case, the Company entered into negotiations with Mr. Nix, the president and 70% owner of MedSmart, a Nevada corporation based in Texas, regarding an arrangement for MedSmart to finance or purchase the POWERx Network. The Company recognized that MedSmart had the sources of capital and technology and management depth and expertise necessary to develop and market the POWERx products. The Company also needed the transaction to eliminate the cash flow drain to the Company caused by the continued support of the POWERx Network. In August, 1999, shortly after the commencement of the Chapter 11 Case, the Company requested and received Court approval to sell the POWERx Network to MedSmart under an arrangement whereby the Company is entitled to receive from MedSmart certain guaranteed minimum payments totaling $150,000 plus contingent payments that are dependent upon MedSmart's success in the further development and marketing of the POWERx products. MedSmart projected that, over time, the contingent payments could eventually exceed $750,000 per year. MedSmart also provided a debtor-in-possession loan, currently totaling approximately $240,000, (the "DIP Facility") to the Company during the course of the Chapter 11 case to fund the Company's operations during the pendency of the reorganization.

     Concurrently with the negotiations with Mr. Nix regarding the MedSmart purchase of POWERx, the Company and Mr. Nix discussed formulating a plan of reorganization that contemplated asset and cash contributions to the Company by other entities owned or controlled by Mr. Nix, that is KJE 1, Ltd. ("KJE") and United Realty Group ("URG"), in exchange for common stock of the reorganized Company. The purpose of these negotiations was to recapitalize the Company and to develop new business lines for the Company. As a result, the First and Second Amended proposed Plans of Reorganizations submitted by the Company involved arrangements whereby KJE and URG would contribute approximately $2.7 million in tangible assets to the Company in exchange for common stock in the Company, with the conversion of the Company's debts to a series of convertible preferred stock. Due to the unanticipated passage of time since proposal of the initial joint plan and a change in business circumstances, URG decided to withdraw as a co-proponent and funder of the Plan. In URG's place, MedSmart agreed to join as a substitute plan co-proponent to achieve the reorganization described herein and in the Plan.

     Under the current Plan, the Company has focused on reacquiring POWERx because MedSmart has completed the technological development of the sales systems for POWERx. Under the current Plan, MedSmart (and POWERx) would become a wholly owned subsidiary of the Reorganized Company. The existing owners of MedSmart will receive stock in the Reorganized Company in exchange for contributing MedSmart to the Company. In addition, KJE will contribute approximately $600,000 in working capital to the Company in exchange for stock in the Reorganized Company.

     The Company is greatly interested in reacquiring MedSmart and POWERx because MedSmart has improved, streamlined and further developed POWERx. In short, MedSmart has, at a cost of approximately $1.4 million, turned POWERx into a turnkey Internet eCommerce business to business and business to consumer service provider. MedSmart has implemented the first phase of its business plan. Over the months since MedSmart's purchase of POWERX, MedSmart has developed a comprehensive Internet and relational database technology system for use in marketing and management of the POWERx Network and has created and fully integrated the Internet website (www.powerx.net) as a key component to utilization of such technology. POWERx had no Internet presence prior its purchase by MedSmart. MedSmart has also established a new state-of- the-art customer service and fulfillment facility in Dallas, Texas equipped and furnished for 16 customer service representatives.

     The primary result of the Plan is the reacquisition of the POWERx business line. The "royalty" stream resulting from the sale of POWERx to MedSmart is expected to ultimately exceed $750,000 per year; however, the "royalty" interest retained by the Company from the sale of POWERx constitutes only a small fraction of the total profitability of the POWERx product. The net revenue received by MedSmart is generally 12.5 times the royalty paid to the Company. For example, if the Company received an annual royalty of $750,000, MedSmart would have had net revenues of approximately $9.375 million. The contribution of MedSmart/POWERx as a wholly owned subsidiary of the Reorganized Company allows the Reorganized Company to receive the benefit of all of this net revenue.

     As of September 30, 2000, the Company had an authorized capitalization of 5,000,000 shares of Preferred Stock, of which 14,363 shares were issued and outstanding, and 100,000,000 shares of Common Stock, of which 58,803,716 shares were issued and outstanding. Implementation of the Plan will require an amendment to the Company's Articles of Incorporation to increase the authorized Common Stock.

     The Fourth Amended Plan accomplishes the acquisition of MedSmart and the financial restructure of the Company. More specifically, under the current (Fourth Amended) Plan, the shareholders of MedSmart will exchange all their shares in MedSmart for 130,000,000 Common Shares of the Reorganized Company (approximately 51%), making MedSmart a wholly owned subsidiary of the Reorganized Company. The Plan also provides that KJE will contribute $600,000 in cash in exchange for 45,000,000 shares of the New Common Stock of the Reorganized Company (approximately 18%). Unsecured creditors will receive Series A Equity Units in exchange for their claims. Unsecured Creditors with allowed claims will receive one (1) Series A Equity Unit for each $1.00 allowed claim. Each Equity Unit consists of one (1) share of Series A Preferred Stock and one
(1) Class A Warrant. It is important for creditors to know that the Preferred Stock is convertible into five (5) shares of Common Stock of the Reorganized Company commencing 60 days after the Effective Date of the Plan at a rate of 20,000 preferred shares per month. As of July 10, 2000, such stock was trading at $0.14 per share. The Common Stock of the Company would need to trade for a price of $0.20 per share for the unsecured creditors to receive payment in full of their claims upon conversion.

     After the reorganization, the Reorganized Company will have a restructured balance sheet taking it from its current stockholder's deficiency of approximately $4.5 million to a post-reorganization positive net book value of approximately $2.4 million, while carrying essentially no debt. This represents a net positive change of approximately $6.9 million. MedSmart, as a wholly owned subsidiary of the Reorganized Company, would have cash equal to the DIP Facility ($240,000) available for working capital.

     In the alternative, if the Plan had not been confirmed, the sole asset available to creditors would have consisted only of the POWERx revenue stream acquired in the POWERx sale. The Company would not be entitled to the total revenue generated by POWERx which MedSmart would retain. Although, as previously stated, the revenue stream to the Company may exceed $75,000 per year, the POWERx revenues do not yet have a proven track record. MedSmart's current projections of royalty revenues based upon actual results since the sale show revenues to the Company of approximately $473,000 per annum in 2001 and approximately $538,000 for the first seven months of 2002. Any immediate sale of the revenue rights by a liquidating trustee would, in the Company's opinion, yield insufficient proceeds to result in a distribution to unsecured creditors, let alone to preferred or common shareholders. Alternatively, if the revenue rights were held by the liquidating trustee over an extended period of time in anticipation of the results of MedSmart's marketing efforts, the Company believes that it would be several years before any substantial distribution could be made to unsecured creditors, even assuming MedSmart's marketing efforts were successful. Item 7. Financial Statements and Exhibits.

     (c)  Exhibits

Exhibit No.                 Description                             Page
No. 2             Fourth Amended Joint Plan of Reorganization*  Filed Herewith
-------------
     * The purpose of this amendment is to add an electronic copy of the Exhibit previously filed in paper pursuant to Section 201 of Regulation S-T.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 19, 2000     NATIONAL HEALTH & SAFETY CORPORATION



                                   By:         /S/   James R. Kennard
                                   James R. Kennard, Chief Executive Officer
                                   and  Director